Exhibit 99.1

TSR, Inc. Reports Financial Results for the Quarter and Fiscal Year Ended May 31, 2010.

Hauppauge, NY (July 28, 2010)—TSR, Inc., (Nasdaq:TSRI) a provider of computer programming consulting services, today announced financial results for the fourth quarter and fiscal year ended May 31, 2010.

For the quarter ended May 31st, revenues increased 2.1% from the same quarter last year to $9.6 million. Consolidated net income attributable to TSR decreased from $93,000 in the prior year quarter to $6,000 in the current quarter. Additionally, earnings per share decreased from $0.02 to less than one cent.

For the year ended May 31st, revenues decreased 13.7% from the prior year to $37.0 million. Consolidated net income attributable to TSR decreased from $621,000 in the prior year to $143,000 in the current year. Additionally, earnings per share decreased from $0.15 to $0.04.

Joe Hughes, CEO, stated, “The increase in revenue for the fourth quarter of 2.1% resulted primarily from increased billing rates. However, the average number of consultants on billing with customers declined from 227 for the quarter ended May 31, 2009 to 218 for the current quarter. Additionally, expenses increased at a greater rate than revenue, resulting in net income attributable to TSR of only $6,000.

“The broad based economic downturn has had a serious impact on our bottom line. While customers’ IT spending during our 2010 fiscal year does not appear to be declining the way it had in prior fiscal years during the economic downturn, any improvements appear to be slow and uncertain and we expect the economic conditions to continue to adversely affect earnings into our next fiscal year.”

Certain statements contained herein, including statements as to the Company’s plans, are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties, including but not limited to the following: the impact of current adverse conditions in the credit markets and current adverse economic conditions on the Company’s business; risks relating to the competitive nature of the markets for contract computer programming services; the extent to which market conditions for the Company’s contract computer programming services will continue to adversely affect the Company’s business; the concentration of the Company’s business with certain customers; uncertainty as to the Company’s ability to maintain its relations with existing customers and expand its business; the impact of changes in the industry and the Company’s ability to adapt to changing market conditions and other risks and uncertainties described in the Company’s filings under the Securities Exchange Act of 1934.

TSR, Inc. Reports Financial Results for the Quarter and Fiscal Year Ended May 31, 2010. (Continued)

Based in Hauppauge, New York, TSR, Inc., provides information technology professionals to major corporations.

	Three Months Ended May 31, (unaudited)		Fiscal Year Ended May 31, (unaudited)
	2010	2009	2010	2009
Revenue, net	$9,563,000	$9,364,000	$36,956,000	$42,801,000

Operating expenses	9,533,000	9,218,000	36,639,000	41,803,000

Income from operations	30,000	146,000	317,000	998,000

Other income, net	5,000	20,000	48,000	143,000

Pre-tax income	35,000	166,000	365,000	1,141,000

Income taxes	17,000	63,000	166,000	473,000

Net income	18,000	103,000	199,000	668,000

Less: Net income attributable to noncontrolling interest	12,000	10,000	56,000	47,000

Net income attributable to TSR, Inc.	$6,000	$93,000	$143,000	$621,000

Basic and diluted net income per TSR, Inc. common share	$—	$0.02	$0.04	$0.15

Weighted average basic and diluted common shares outstanding	4,050,000	4,050,000	4,050,000	4,236,000